UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CORCEPT THERAPEUTICS INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Corcept Therapeutics Incorporated

149 Commonwealth Drive

Menlo Park, California 94025

Supplement to Proxy Statement for the Annual Meeting of Stockholders

To Be Held on May 17, 2024

This proxy statement supplement, dated April 18, 2024 (the “Supplement”), supplements the definitive proxy statement on Schedule 14A of Corcept Therapeutics Incorporated (the “Company”), dated April 10, 2024 (the “Proxy Statement”), for the Company’s Annual Meeting of Stockholders to be held on May 17, 2024 (the “Annual Meeting”). The Company is providing this Supplement solely to correct the number of shares of common stock outstanding as of April 5, 2024 (the “Record Date”). The number of shares of common stock outstanding as of the Record Date was incorrectly stated in the Proxy Statement as 103,837,166 shares of common stock. The correct number of shares of common stock outstanding as of the Record Date is 104,082,845, all of which are entitled to vote at the Annual Meeting.

For the purposes of the sections “Shares Outstanding and Quorum”, “Security Ownership of Certain Beneficial Owners and Management”, and “Proposal No. 4 Approval of the Corcept Therapeutics Incorporated 2024 Incentive Award Plan – Incentive Award Plan Information” in the Proxy Statement, the number of shares of common stock outstanding as of the Record Date is restated as 104,082,845 shares of common stock. The shares of common stock beneficially owned by the Company’s directors, executive officers and five percent stockholders under “Security Ownership of Certain Beneficial Owners and Management” on page 12 of the Proxy Statement, and the number of shares beneficially owned by the Company’s directors, executive officers and five percent stockholders remain the same and any changes to amounts of percentage ownership as a result of using the correct number of outstanding shares are immaterial. A majority of the outstanding shares of the Company’s common stock entitled to vote at the Annual Meeting must be present in person or by proxy, in order for there to be a quorum at the meeting.

Except as specifically supplemented by the information contained in this Supplement, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares.

Voting Matters

Please note that any proxy card that you requested or that we elected to deliver has not changed and may still be used to vote your shares in connection with the Annual Meeting. If you have already submitted your vote, you do not need to take any further action. Information on how to vote your shares and how to change your vote or revoke your proxy is contained in the Proxy Statement. The Company urges stockholders to vote their shares prior to the Annual Meeting by using one of the methods described in the Proxy Statement.

By Order of the Board of Directors,

/s/ Charles Robb
Charles Robb
Chief Business Officer and Secretary

Menlo Park, California

April 18, 2024